Exhibit 10.1

March 18, 2010

Mr. Martin Moskovits

API Technologies Corp.

1600 Cottontail Lane

Somerset, NJ 08873-5117

Re:	Agreement and Release

Dear Martin:

This letter (i) shall confirm that you and API Technologies Corp. (the “Company”) have mutually agreed to terminate your employment agreement dated February 14, 2007 (the “Employment Agreement”) and that you shall resign as Chief Technology Officer of the Company both effective as of April 2, 2010 (the “Termination Date”), and (ii) shall evidence the legal agreement between us with respect to your separation from the Company, and related matters.

1. You and the Company agree that no further amounts are due to you under the Employment Agreement or applicable law (other than reimbursement for ordinary and customary approved business expenses incurred by you on or prior to April 2, 2010), but that the Company has elected to pay you and you have agreed and accept a lump sum amount of $100,000 (the “Severance Payment”), payable as described below. You agree that the Severance Payment is in excess of any salary, bonus or similar compensation due to you. The Severance Payment will be subject to state and federal withholding requirements and any other deductions generally applicable to Company employees, and will be paid to you within ten (10) days after the Effective Date (as defined below). You agree that the payments described herein shall be in complete satisfaction of any and all accrued and unpaid compensation, bonus, vacation pay, severance pay, and any other compensation, pay or other obligation of any kind or nature which may be outstanding to you as a result of your employment with the Company.

2. The Company agrees to amend your Non Statutory Stock Option Agreements dated May 30, 2008 for an aggregate of 366,667 options to extend the expiration date of the vested options under those agreements to six (6) months from the Termination Date (the “Option Extension”), other than vested options that expire by their terms on March 14, 2011. The unvested options under your May 30, 2008 option agreements shall expire in accordance with the terms of those option agreements.

3. Except as described above, all employee benefits and compensation you have been receiving shall cease effective as of the Termination Date; except for such benefits that are required by law to continue, such as your eligibility to continue to participate in the Company’s group health plan (at your expense) to the extent provided by COBRA and/or other applicable state requirements.

4. In the event that you introduce the Company to a purchaser for the capital stock of API Nanofabrication and Research Corporation (“Nano”) or substantially all of the assets of Nano (the “Transaction”), the Company shall pay you a percentage of the cash portion of the purchase price paid to the Company or Nano at the closing of the Transaction (the “Closing”). You shall be entitled to receive five percent (5%) of the first $2,000,000 and two percent (2%) of amounts in excess of $2,000,000 of the cash portion of the purchase price paid to the Company at the Closing, which amounts shall be paid to you within ten (10) days after the Closing.

5. In consideration of the Severance Payment and the Option Extension and the Company’s release, except for the obligations of the Company herein, you (for yourself and your successors, heirs, and assigns) hereby release and discharge the Company and its current and former officers, directors, shareholders, employees, affiliates, representatives, and agents (collectively, the “Released Parties”) from any and all claims, debts, damages, obligations, liabilities, and causes of action of any kind, whether or not now known, fixed or contingent, and regardless of the theory of liability (including without limitation contract, tort, property, statutory or otherwise), which you have or had for any reason whatsoever from the beginning of time until the date of this release, including without limitation, relating to or arising out of any current circumstance, any past activity of any of the Released Parties, or your employment or other relationship with the Company, including without limitation, all claims, suits, and causes of action arising under the civil rights and discrimination laws of the United States of America and the State of New York including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, 41 U.S.C. § 2000(e) et. seq.; The New York Human Rights Law: The New York Civil Rights Law; The New York State Executive Law; The New York City Administrative Code; The Americans with Disabilities Act of 1990, 42 U.S.C. § 1201, et. seq.; The Rehabilitation Act of 1993, as amended, 29 U.S.C § 701 et. seq.; The Family and Medical Leave Act of 1993, 29 U.S.C. § 2601, et. seq.; The Employee Retirement Securities Act of 1973, 29 U.S.C. § 1001 et. seq.; The Civil Rights Act of 1866 and 1964, as amended, 42 U.S.C. § 1981; The Fair Credit Reporting Act, 15 U.S.C § 1681; et. seq.; The National Labor Relations Act, as amended (29 U.S.C. §§ 151 et. seq.; The Fair Labor Standards Act, 29 U.S.C § 201 et. seq.; and the Age Discrimination in Employment Act (ADEA), 29 U.S.C. § 621 et. seq.; any federal, state, local or municipal law, statute, ordinance, regulation, order or public policy affecting or relating to the claims and rights of employees (or any replacement or successor statutes or regulations); all claims under the United States Constitution and the Constitution of the State of New York; all claims arising from contract or public policy, as well as tort, tortuous conduct, breach of contract, intentional infliction of emotional distress, negligence, discrimination, harassment, and retaliation, together with all claims for monetary and equitable relief, punitive and compensatory relief and attorneys’ fees and costs; and all claims for wages, vacation pay, severance pay, back pay, front pay, bonus, profit sharing, ownership claims, or other compensation, benefits, accrued liabilities, or damages at law or in equity, that may have been created as the result of your employment at the Company or the termination thereof, or otherwise, except as specifically reserved and provided for herein. Nothing contained herein shall constitute an admission of liability.

You understand and agree that you are releasing the Released Parties from any and all claims by which you are giving up the opportunity to recover any compensation, damages, or any other form of relief in any proceeding brought by you or on your behalf. You understand that this release expressly includes all claims that could have been raised in a federal, state, county or local court and that this release also includes all claims for attorneys’ fees and any other remedy that could have been sought in connection with any of the released claims.

Notwithstanding the foregoing, this Agreement is not intended to operate as a waiver of any retirement or pension benefits that are vested, the eligibility and entitlement to which shall be governed by the terms of the applicable plan. Nor shall this Agreement operate to waive or bar any claim or right which may not by operation of law or regulation be waived or barred.

6. The Company, on behalf of itself and its subsidiaries, hereby releases and discharges you and your successors, heirs, and assigns (the “Moskovits Released Parties”) from any and all claims, debts, damages, obligations, liabilities, and causes of action of any kind, whether or not now known, fixed or contingent, and regardless of the theory of liability (including without limitation contract, tort, property, statutory or otherwise), which the Company or such subsidiaries have or had against any of the Moskovits Released Parties for any reason whatsoever from the beginning of time until the date of this release.

7. You state that at the time you execute this Agreement you are not aware of any facts or incidents of wrongdoing, liability, harassment, discrimination or retaliation by the Company against you from the beginning of time up to the date you sign the Agreement. The parties further understand that this Agreement creates no precedent for the Company in dealing with any future employment separations.

8. Notwithstanding the termination of the Employment Agreement, for purposes of clarification and without limitation, you remain bound by the provisions of Section 11(a) of the Employment Agreement for the Restricted Period (as defined in therein) and Sections 12 (a) and 12 (b) of the Employment Agreement and you agree to honor and perform your obligations thereunder.

9. Each of the Company and you agree not to disparage the other (including that your agreement not to disparage any shareholder, officer, director, agent, or trading partner of the Company (“Related Parties”)) and not to make any negative statements about the other (or such Related Parties) to any third party for an indefinite period.

10. You represent, warrant, and covenant that you have returned, or will immediately return promptly, or have otherwise left at the Company office all Company property, including all documents, system instructions and other property that you have received or prepared in the course of your employment.

11. This letter agreement constitutes our entire agreement with respect to the subject matter hereof and may not be amended except by an express writing signed by both parties. Whenever possible, each provision of this letter agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this letter agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this letter agreement. This letter agreement may be signed in counterparts and shall be governed by New York law. The exclusive venue for the resolution of any dispute involving or arising out of this Agreement or your employment with the Company shall be the state or federal courts located in Suffolk County, New York, provided that equitable relief may be sought by the Company where necessary for enforcement. You waive your rights to contest such jurisdiction.

12. You acknowledge that, in accordance with the ADEA and in compliance with the Older Workers Benefit Protection Act, you:

Have been, and are hereby, advised to consult with an attorney prior to executing this Agreement and have had the opportunity to do so;

Are receiving consideration under this Agreement which is greater in kind and amount than that to which you would otherwise be entitled;

Have been given a period of twenty-one (21) days within which to consider this Agreement, which allows you to make a knowing, voluntary, and fully informed decision;

Have availed yourself of all opportunities you deem necessary to make a voluntary, knowing, and fully informed decision; and

Are fully aware of your rights, and have carefully read and fully understand all provisions of this Agreement before signing.

This Agreement may only be accepted during the twenty-one (21) day period after you receive this Agreement. In the event the Company has not received an executed copy of this Agreement from you within the twenty-one (21) day period after the date you receive this Agreement, the offer made herein by the Company shall be deemed automatically revoked. In the event you execute this Agreement within the twenty-one (21) days following your receipt of this Agreement (“Twenty-One Day-Period”), you shall have an additional period of seven (7) days to revoke the Agreement. Any revocation shall be in writing and addressed/delivered to the attention of API Technologies, Inc., 345 Pomroys Drive, Windber, PA 15936, Attn: Chief Executive Officer. This Agreement shall not become effective, therefore, and none of the payments set forth in this Agreement shall become due until you have executed the Agreement and the seven-day revocation period has expired without revocation being exercised (the “Effective Date”).

We encourage you to consult with any attorney or advisor of your choice prior to entering into this letter agreement, and you acknowledge and agree that you have had the opportunity to do so, that you understand the terms of this letter, and have voluntarily entered into the arrangements set forth herein. Please sign where indicated below to evidence your agreement to the terms set forth in this letter.

API Technologies Corp.

/s/ Stepen Pudles
By:	Stephen Pudles
Chief Executive Officer

Agreed:

Martin Moskovits

/s/ Martin Moskovits
Date: March 10, 2010